Exhibit 3

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly Held Company

NOTICE TO THE MARKET

Official Letter from ANATEL Regarding “Corporate Changes”

Oi S.A. – In Judicial Reorganization (the “Company”) informs its shareholders and the market in general that it gained access to Official Letter No. 324/2016/SEI/CPOE/SCP-ANATEL (“Official Letter”) of the National Telecommunications Agency (Agência Nacional de Telecomunicações – ANATEL), titled “Corporate Changes – need to observe applicable regulations,” included in its entirety as an annex to this Notice to the Market.

The Company will keep its shareholders and the market informed of any development of the subject matter of this Notice to the Market.

Rio de Janeiro, July 28, 2016.

Oi S.A. – In Judicial Reorganization

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer

Official Letter No. 324/2016/SEI/CPOE/SCP-ANATEL

To:

Legal Representative of Société Mondiale Fundo De Investimento Em Ações

Praia de Botafogo, 501, Block 1, Room 203

CEP: 22.250-040 – Rio de Janeiro, RJ

Subject: Corporate Changes – need to observe applicable regulation.

Reference: If responding to this Official Letter, expressly refer to Proceeding No. 53508.003900/2016-30.

Dear Legal Representative,

1.	We make reference to the correspondence filed with Anatel’s Electronic Information System (Sistema Eletrônico de Informações – SEI) No. 0679542, for the proceeding referenced above, in which Société Mondiale Fundo de Investimento em Ações, represented by its manager Bridge Administradora de Recursos Ltda., in its capacity as shareholder of Oi S.A., requested that this National Telecomunications Agency provide additional clarifications on its position expressed in Official Letter No. 320/2016/SEI/CPOE/SCP-ANATEL, dated July 18, 2016, SEI No. 0663608.

2.	First, we reiterate the need for compliance with the provisions of the Rules of Assessment and Transfer of Control in Telecommunications Service Providers, approved by Resolution No. 101, dated February 4, 1999, especially with respect to the submission of the request for prior consent for an analysis of a transfer of corporate control.

3.	In this context, it must be clarified, once again, that the aforementioned rule, and even the current regulatory framework, does not establish any prohibition with respect to the call for, occurrence of, and participation in the elective process for selecting members of the decision-making bodies of telecommunications service providers. As such, the exercise of political rights by any new controlling shareholders of Oi S.A. and its subsidiaries or affiliated providers, especially voting rights and veto power over the decisions of the Board of Directors, Management or similar organs, shall be conditioned on the agency’s acknowledgement through the relevant procedure for prior consent.

4.	In other words, the corporate acts necessary to the elective process at issue, governed by the Brazilian Corporations Law, can be performed up until the new members take office without the need for prior acknowledgement by this Agency. However, after taking office, the new members of the Boards of Directors, Management or similar bodies, elected by the potential new controlling shareholders of the Oi Group, shall excuse themselves from their duties pending the effective acknowledgement of the Agency pursuant to the Rules approved by Resolution No. 101 of 1999.

5.	This Superintendence of Competition is at your disposal for any clarifications that may be necessary, and may be contacted via e-mail at luiss@anatel.gov.br, or by telephone 61-2312-2988 (Luis Claudio Santana Santoro) and 61-2312-2496 (Paula Fontelles do Valle).

Exhibits: I – Letter (SEI no. 0679542)

II – Official Letter No. 320/2016/SEI/CPOE/SCP-ANATEL, dated July 18, 2016 (SEI No. 0663608)

Sincerely,

Document signed electronically by Carlos Manuel Baigorri, Superintendent of Competition, on July 26, 2016, at 2:23 p.m., Brasilia time, pursuant to Art. 30, II, of Anatel’s Ordinance no. 1.476/2014.

The autenticity of this document may be confirmed in the website http://www.anatel.gov.br/autenticidade, informing the verifying code 0681136 and the CRC code 93136E0A.